Exhibit 10.2

 Nevro Corp • 1800 Bridge Parkway • Redwood City, CA 94065 USA • 650-251-0005

CONFIDENTIAL

May 15, 2020

Dear Rod,

On behalf of Nevro Corp. (the “Company” or “NEVRO”), we are very pleased to offer you the position of Chief Financial Officer. Your appointment is subject to approval of the Company’s Board of Directors and the compensation set forth below is subject to the approval of the Company’s Compensation Committee. This position reports to the Chairman, President and Chief Executive Officer of the Company. Your targeted start date with NEVRO will be June 15, 2020.

This is an exempt position and your base salary is $36,666.66 per month (annualized at $440,000), payable in accordance with the Company’s standard payroll schedule for exempt employees. You will also be eligible for an annual performance-based, discretionary cash bonus up to 60% of your annual base salary. Your bonus, prorated for 2020 based on your start date, shall be determined based upon achievement of defined performance goals, as determined by the Company’s Compensation Committee.

The Company will recommend to the Compensation Committee that you be granted a number of restricted stock units (the “RSUs”) equal to (i) $1,500,000 divided by (ii) the closing price of the Company’s common stock on your first date of employment.  The award of the RSUs is subject to approval of the Compensation Committee and each RSU will represent the right to receive one share of the Company’s common stock upon vesting and settlement. The RSUs will vest in substantially equal annual installments over four years based on your continuous service to the Company through each vesting date. The RSUs will be granted under the Company’s 2014 Equity Incentive Plan (the “Plan”) and will be subject to the terms of the Plan and an RSU agreement to be entered into between you and the Company.

The Company will also recommend to the Compensation Committee that you be granted a number of performance stock units (the “PSUs”) equal to (i) $1,500,000 divided by (ii) the closing price of the Company’s common stock on your first date of employment.  The award of the PSUs is subject to approval of the Compensation Committee and will be subject to certain performance criteria (the “Criteria”) to be established by the Compensation Committee. The PSUs will vest fifty percent (50%) on the second anniversary of your grant date (or the first Tuesday of the month following your start date, the “Vesting Commencement Date”) and fifty percent (50%) on the third anniversary of Vesting Commencement Date, in each case subject to (i) your continuous service to the Company through each vesting date and (ii) achievement of the Criteria.  The PSUs will, upon vesting and settlement, represent the right to receive a certain number of shares of the Company’s common stock as set forth in a performance stock unit agreement (“PSU Agreement”) to be entered into between you and the Company and as determined pursuant to the Criteria. The PSUs will be granted under the Plan and will otherwise be subject to the terms of the Plan and the PSU Agreement.

During the term of your employment, you will be eligible to participate in the Company’s standard benefits, which include group life, group disability, medical, dental and vision. All benefits and employee co-pay amounts are described in NEVRO’s Benefits Overview/Employee Handbook, and, along with your base salary and any potential bonus opportunity, are subject to change from time-to-time. You will also be eligible to enter into the Company’s standard Change in Control Severance Agreement for executive officers and an Indemnification Agreement upon commencement of your employment.

As a condition of employment with NEVRO, you will be required to sign a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to NEVRO of your inventions during employment involving products, procedures or processes with which you will be involved at NEVRO. You will also be required to sign an acknowledgement that you have read, understand, and will comply with our Code of Business Conduct and Ethics and its related policies and procedures.

Although we hope that your employment with NEVRO is mutually satisfactory, please note that your employment with NEVRO is “at will.” This means that you may resign from NEVRO at any time with or without cause, and NEVRO has the right to terminate your employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

Our offer is contingent on (a) a satisfactory background investigation including drug screening and satisfactory credit check investigation (if applicable), (b) your being able to deliver to NEVRO satisfactory evidence of identity and employment eligibility as required by Federal law on your start date and (c) you providing NEVRO with evidence satisfactory to NEVRO that you have no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on your ability to properly discharge your responsibilities to NEVRO or (ii) give rise to a third-party claim to any intellectual property developed by NEVRO or by you on behalf of NEVRO during your employment with the Company.

We are very excited about the prospect of you joining NEVRO as a key member of our team. Your active involvement will be critical in ensuring that we are successful in building the Company to the level of achievement which we know is possible.

We request that you indicate acceptance of our offer no later than May 19th, 2020, by 12:00 pm at which time this offer will expire if not accepted. To accept our offer, please sign and date this letter below, retain one copy for your records and return the other copy.

Please feel free to call me at ###-###-#### with any questions you may have.

Sincerely,

Keith Grossman

President and Chief Executive Officer

Agreed to and Accepted:

/s/ Roderick H. MacLeod

Date:
5/18/2020